Exhibit 99.1

WAVEDANCER, INC.
LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is dated as of April 3,2024, by and between the undersigned (“Shareholder”) and WaveDancer, Inc., a Delaware corporation (together with its successors, the “Company”). Shareholder and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

BACKGROUND

WHEREAS, in connection with this Agreement, (i) the Company, (ii) FFN Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Purchaser Merger Sub”); (iii) Firefly Neuroscience, Inc., a Delaware corporation (“Firefly”), entered into an agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of November 15, 2023, and as amended on January 12, 2024, pursuant to which, among other things, (i) the Company will issue shares of its common stock to Firefly stockholders and other parties in connection with the Merger, and (ii) Merger Sub will be merged with and into Firefly, with Firefly continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

WHEREAS, at the Closing, the Shareholder is receiving shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and/or other securities of the Company; and

WHEREAS, as this Agreement is a material inducement for the Company, and Firefly to consummate the transactions contemplated by the Merger Agreement, the Shareholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below) and the Leak-Out Period (as defined below), Shareholder irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Company. Notwithstanding the foregoing, the Shareholder shall not be subject to this Section 1(a) with respect to ten percent (10%) of the Lock-Up Shares commencing on the day after the Closing Date, and the Shareholder shall not be subject to this Section 1(a) with respect to 45% of the Lock-Up Shares if, but only if, for at least five (5) consecutive trading days the closing price of Company Common Stock on the trading market where such Common Stock is traded is at least two times the amount per share that the price of such Common Stock closed on such trading market on the Closing Date (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like). During the Leak Out Period, 10% of the Lock-Up Shares shall cease to be subject to this Section 1(a) on the last day of each calendar month following the expiry of the Lock-Up Period.

(b) In furtherance of the foregoing, the Company will (i) place a stop order on all Lock-up Shares, including those which may be covered by a registration statement, such order revocable only in strict compliance with this Agreement, and (ii) notify the Company’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by Shareholder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For the purposes of this Agreement, the “Lock-up Period” means the period commencing on the Closing Date and ending on the date that is ninety (90) days after the Closing Date, and “Leak-Out Period” means the two-hundred seventy (270) day period following the expiration of the Lock-up Period.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to Shareholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of Shareholder’s immediate family or to a trust, the beneficiary of which Shareholder or a member of the Shareholder's immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon the death of the Shareholder; (4) pursuant to a qualified domestic relations order; (5) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by Shareholder; (6) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-Up Period or the Leak-Out Period; (7) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase Common Stock or the vesting of share-based awards; or (8) transfers to the Company in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Common Stock, in each case of (1) through (4) above (and (5) to the extent the pledge requires a transfer of Lock-up Shares to the pledgee), solely where any such transferee agrees in writing to be bound by the terms of this Agreement prior to such transfer.

2. Representations and Warranties. Each of the Parties, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other Party that (a) such Party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such Party and is the binding and enforceable obligation of such Party, enforceable against such Party in accordance with the terms of this Agreement (assuming that this Agreement constitutes a legal, valid and binding obligation of the other Party), subject to the Remedies Exception, and (c) the execution, delivery and performance of such Party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such Party is a party or to which the assets or securities of such Party are bound.

3. Beneficial Ownership. Shareholder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Common Stock (of any class), or any economic interest in or derivative of such equity, other than those securities specified on Schedule A attached hereto. For purposes of this Agreement, the Common Stock beneficially owned by Shareholder as specified on Schedule A hereto are referred to as the “Lockup Shares.”

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the Parties agree that no fee, payment or additional consideration in any form has been or will be paid to Shareholder in connection with this Agreement.

5. Termination of the Merger Agreement. This Agreement shall be binding upon Shareholder upon Shareholder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the Parties shall not have any rights or obligations hereunder.

6. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the Merger Agreement, the terms of this Agreement shall control.

7. Miscellaneous. The “General Provisions” set forth in Article VIII of the Merger Agreement are hereby incorporated and made part hereof, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the date first written above.

Shareholder

WINDSOR PRIVATE CAPITAL LIMITED PARTNERSHIP BY ITS GENERAL PARTNER WPC GP I INC

By:	/s/ Jordan Kupinsky
	Name:	Jordan Kupinsky
	Title:	ASO

Company

WAVEDANCER, INC.

By:	/s/ Jon Olsen
	Name:	Jon Olsen
	Title:	CEO

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Schedule A

Lock-Up Shares

Following is a list of all of the shares of Common Stock and other securities of the Company held by the Shareholder:

14,608,104 COMMON SHARES

35,251 COMMON SHARES

43,333 WARRANTS

80,000 WARRANTS

109,530 WARRANTS

864,068 WARRANTS

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